Exhibit 4.1

THIS PRIVATE SECURITIES SUBSCRIPTION AGREEMENT (the "Agreement") has been executed by the undersigned in connection with the sale in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), of certain shares of Series C
Convertible Preferred Stock (the "Preferred Stock"), convertible into shares of common stock (the "Common Stock"), and of certain warrants
(the "Warrants," and each individually, a "Warrant") convertible into shares of Common Stock (the "Warrant Shares" and, together with the Common Stock issuable upon conversion of the Preferred Stock, the "Shares") of Sigma Designs, Inc. ("Sigma Designs"), 46501 Landing Parkway, Fremont, CA 94538, a corporation organized under the laws of California, to the persons and entities listed on the Schedule of Buyers attached as Exhibit A hereto (the "Buyers" and, individually, each a "Buyer"). Sigma Designs and Buyers (collectively, the "parties") each hereby represents, warrants and agrees as follows:

     1.      AGREEMENT TO SUBSCRIBE; PURCHASE PRICE.

          (i) Sigma Designs and Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission ("SEC") under the Securities Act; and

          (ii) Each Buyer hereby subscribes for the number of shares of Preferred Stock, convertible into Common Stock in accordance with the terms set forth in the Certificate of Determination attached as Exhibit B to this Agreement, specified opposite each Buyer's name in Column B on the Schedule of Buyers at a cash purchase price of $1,000.00 per share payable in United States Dollars at the Closing, as defined in Paragraph 5 hereof.

          (iii) Each Buyer shall pay the purchase price by delivering same day funds in United States Dollars to an escrow agent or as otherwise agreed between the parties, to be delivered to the order of Sigma Designs upon delivery of the Preferred Stock.

          (iv) Each Buyer shall each receive from Sigma Designs at the Closing, for no additional consideration, a Warrant to purchase the number of shares of Common Stock set forth opposite its name in Column C on the Schedule of Buyers. The Warrant shall be exercisable under the terms set forth in the Form of Warrant attached as Exhibit C to this Agreement.

     2. BUYER'S REPRESENTATIONS AND AGREEMENTS. Each Buyer represents, warrants and agrees as follows:

          (i) Each Buyer understands that the Preferred Stock, the Warrant and the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any other applicable securities law, and, accordingly, none of the Preferred Stock, the Warrant nor the Shares may be offered, sold, transferred, pledged, hypothecated or otherwise disposed of unless registered pursuant to, or in a transaction exempt from registration under, the Securities Act and any other applicable securities law;

          (ii) Each Buyer is an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3), or (7) of Regulation D (an "Accredited Investor") and is acquiring the Preferred Stock and the Warrant either for its own account or as a fiduciary or agent for one or more institutional accounts, each of which is an Accredited Investor. Each Buyer has such knowledge and experience in financial and business matters is capable of evaluating the merits and risks of an investment in the Preferred Stock and the Warrant. Each Buyer has had a reasonable opportunity to ask questions of and receive answers from Sigma Designs concerning Sigma Designs and the offering of the Preferred Stock and the Warrant. Buyer is not subscribing for the Preferred Stock and the Warrant as a result of or pursuant to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio. Buyer is aware that it (or such institutional account) may be required to bear the economic risk of an investment in the Preferred Stock and the Warrant for an indefinite period, and it (or such institutional account ) is able to bear such risk for an indefinite period;

          (iii) Buyer is acquiring the Preferred Stock and the Warrant for its own account or for one or more institutional accounts as described in Paragraph 2(ii) hereof, in each case for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof (subject to any requirement of law that the disposition of its property or the property of such institutional account or accounts remain within its control). Buyer agrees on its own behalf and on behalf of any such institutional account for which it is acquiring the Preferred Stock and the Warrant to offer, sell or otherwise transfer any Preferred Stock, Warrant or Shares only to Accredited Investors (subject to any requirement of law that the disposition of its property or the property of such institutional account or accounts remain within its control) in conformity with the Securities Act and any other applicable securities law and with the restrictions on transfer set forth on the certificate(s) evidencing the Preferred Stock, the Warrant and the Shares.

          (iv) Each Buyer acknowledges that Sigma Designs or any transfer agent of Sigma Designs shall register the transfer or exchange of any of the Preferred Stock, the Warrant or Shares only upon receipt of the certificate(s) evidencing such Preferred Stock, Warrant or Shares with the transfer notice set forth thereon appropriately completed and upon receipt in writing from the transferee or the recipient of such Preferred Stock, Warrant or Shares in such transfer or exchange (as the case may be) of a certificate setting forth the representations in Paragraph 2 hereof;

          (v) Each Buyer acknowledges that Sigma Designs and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and further agrees that if, prior to the closing, any of such acknowledgments, representations and agreements made by Buyer are no longer accurate, Buyer will promptly notify Sigma Designs;

          (vi) Each Buyer has received all information from Sigma Designs, including but not limited to Sigma Designs' latest Form 10-K, all Forms 10-Q and 8-K filed thereafter, and the Proxy Statement for its latest fiscal year (collectively, the "Public Documents") and Buyer acknowledges this information is sufficient to make an informed business decision;

          (vii) This Agreement and the matters contemplated herein have been duly authorized, and this Agreement has been validly executed, and delivered on behalf of Buyer and is a valid and binding agreement enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally;

          (viii) Each Buyer has no existing short or other hedged position with respect to the Common Stock of Sigma Designs and agrees that it shall not without the written consent of Sigma Designs enter into any short sales, pledge, contract to sell, option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or other hedging transactions (or any similar transaction designed to transfer the economic risk of loss) with respect to the Preferred Stock or Common Stock of Sigma Designs at any time after the execution of this Agreement by Buyer. Each Buyer agrees that within five (5) days of receipt of a written request by Sigma Designs for such certificate, such Buyer will deliver, in writing, an executed certificate of such Buyer to Sigma Designs certifying that such Buyer has at no time breached the provisions of this Section 2(viii);

          (ix) Each Buyer agrees not to effectuate or cause a third party to effectuate a sale of, offer for sale, or solicit a purchase or offer to purchase Sigma Designs' Common Stock with the intention of causing a reduction in the Conversion Price (as defined in the Certificate of Determination of Preferences of Series C Preferred Stock of Sigma Designs, Inc. (the "Certificate of Determination")); and

          (x) Each Buyer further agrees that, at all times after the execution of this Agreement by Buyer and prior to the date on which the Preferred Stock becomes convertible, they will each keep their purchase of the Preferred Stock, Warrant or the Shares confidential, except as required by law and except as necessary in the ordinary course of business of each Buyer.

     3. SIGMA DESIGNS' REPRESENTATIONS AND AGREEMENTS. Sigma Designs represents, warrants and agrees as follows:

          (i) Sigma Designs and its subsidiaries are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of Sigma Designs and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on Sigma Designs and its subsidiaries taken as a whole (a "Material Adverse Effect").

          (ii) As set forth in the Second Restated Articles of Incorporation of Sigma Designs, as amended (the "Articles of Incorporation"), the authorized capital stock of Sigma Designs consists of 20,000,000 shares of Common Stock, of which 15,167,068 shares were issued and outstanding at December 31, 1998, 2,000,000 shares of Preferred Stock, 50,000 of which were designated Series A Preferred Stock, none of which were issued and outstanding, 5,000 of which were designated Series B Preferred Stock, 1,600 of which were issued and outstanding at January 18, 1999, and 3,000 of which were designated Series C Preferred Stock, none of which were issued and outstanding prior to the date hereof. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of Common Stock or Preferred Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Sigma Designs. Sigma Designs has furnished or made available to the Buyers true and correct copies of Sigma Designs' Articles of Incorporation and Bylaws as in effect on the date hereof, and the terms of all outstanding securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

          (iii) Neither Sigma Designs, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Preferred Stock, the Warrant or the Shares under the Securities Act or cause this offering of Preferred Stock, the Warrant or the Shares to be integrated with prior offerings by Sigma Designs for purposes of the Securities Act or any applicable stockholder approval provisions.

          (iv) Neither Sigma Designs nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of Sigma Designs or any of its subsidiaries, is any such dispute threatened. None of Sigma Designs' or its subsidiaries' employees is a member of a union and Sigma Designs and its subsidiaries believe that their relations with their employees are good.

          (v) Except as disclosed in the Public Documents, Sigma Designs and its subsidiaries have sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals and governmental authorizations to conduct their businesses as described in the Public Documents; the expiration of any trademarks, trade names, patent rights, copyrights, licenses, approvals or governmental authorizations would not have a Material Adverse Effect; and Sigma Designs has no knowledge of any material infringement by it or its subsidiaries of trademark, trade name rights, patent rights, copyrights, licenses, trade secret or other similar rights of others, and there is no claim being made against Sigma Designs or its subsidiaries regarding trademark, trade name, patent, copyright, license, trade secret or other infringement which would reasonably be expected to have a Material Adverse Effect.

          (vi) Sigma Designs and its subsidiaries are (i) in compliance, in all material respects, with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all material permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance, in all material respects, with all terms and conditions of any such permit, license or approval.

          (vii) Any real property and facilities held under lease by Sigma Designs and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made of such property and buildings by Sigma Designs and its subsidiaries.

          (viii) Each of Sigma Designs and its subsidiaries maintains insurance of the types and in the amounts generally deemed adequate for its business all of which insurance is in full force and effect.

          (ix) Sigma Designs and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses with such exceptions that would not have a Material Adverse Effect, and neither Sigma Designs nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, with such exceptions that would not have a Material Adverse Effect.

          (x) Sigma Designs and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specified authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accor-dance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (xi) Neither Sigma Designs nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of Sigma Designs' executive officers has a Material Adverse Effect. Neither Sigma Designs nor any of its subsidiaries is a party to any contract or agreement which in the judgment of Sigma Designs' executive officers has a Material Adverse Effect.

          (xii) Sigma Designs has filed all material federal, state, local and foreign income tax returns which have been required to be filed and have paid all material taxes indicated by said returns and all assessments received by them or any of them to the extent that such taxes have become due and are not being contested in good faith. All tax liabilities have been adequately provided for in the financial statements of Sigma Designs.

          (xiii) Sigma Designs has not conducted any general solicitation or general advertising (as defined in Regulation D) with respect to any of its securities that are not the subject of a registration statement;

          (xiv) The Preferred Stock, the Warrant and Shares when issued and delivered will be duly and validly authorized and issued, fully-paid and nonassessable, free and clear of any taxes, liens, encum-brances, charges, or adverse claims of any nature whatsoever, and will not subject the holders thereof to personal liability by reason of being such holders;

          (xv) This Agreement, the Registration Rights Agreement, the Warrants, and any related agreements, have been duly authorized, validly executed and delivered on behalf of Sigma Designs and are valid and binding agreements in accordance with their respective terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally;

          (xvi) The execution and delivery of this Agreement, the Registration Rights Agreement, the Warrants and any related agreements and the consummation of the issuance of the Preferred Stock, the Warrants and the Shares and the transactions contemplated by such agreements do not and will not conflict with or result in a breach by Sigma Designs of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Sigma Designs, or to the knowledge of the executive officers of Sigma Designs, any indenture, mortgage, deed of trust, or any statute, rule or regulation applicable to Sigma Designs or its subsidiaries or other material agreement or instrument to which Sigma Designs is a party or by which it or any of its properties or assets are bound, or any existing applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over Sigma Designs or any of its properties or assets, or to the knowledge of the Sigma Designs any statute, rule or regulation applicable to Sigma Designs or its subsidiaries, except for such conflict, breach or default as would not result in a Material Adverse Effect;

          (xvii) No authorization, approval or consent of or filing with any federal, state or local governmental body of the United States is legally required for the issuance and sale of the Preferred Stock, the Warrant and the Shares as contemplated by this Agreement or any related agreements;

          (xviii) None of the Public Documents, as of their respective dates, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are made, not misleading. Since October 31, 1998, there has been no Material Adverse Effect on Sigma Designs.

          (xix) Sigma Designs will issue one or more certificates representing the Preferred Stock and the Warrant in the name of each Buyer in such denominations to be specified by each Buyer prior to Closing. The Preferred Stock, Warrants and Shares will bear the restrictive legend specified in Paragraph 4 of this Agreement. Sigma Designs further warrants that no instructions other than these instructions and stop transfer instructions to give effect to Paragraph 2(i) hereof will be given at any time to the transfer agent and also warrants that the Preferred Stock, Warrants and Shares shall otherwise be transferable on the books and records of Sigma Designs as and to the extent provided in this Agreement, subject to compliance with federal and state securities laws. As soon as commercially practicable after the date hereof, Sigma Designs agrees to furnish new instructions to the transfer agent instructing them to issue the Shares without a restrictive legend, but only if and when a registration statement registering the resale of such Shares has been declared effective by the SEC. Nothing in this Paragraph shall affect in any way each Buyer's obligations and agreement to comply with all applicable securities laws upon resale of the Shares. Sigma Designs shall promptly notify the Transfer Agent of the effectiveness or suspension of a registration statement registering the Shares for resale.

          (xx) There is no action, suit, notice of violation, proceeding or investigation pending or, to the best knowledge of Sigma Designs, threatened against or affecting Sigma Designs or any of its subsidiaries of any of their respective properties before or by any court, governmental or administrative agency or regulatory authority which relates to the validity of enforceability of any documents related to the transaction contemplated hereby, the Preferred Stock, the Warrant, or the Shares which may reasonably likely result in a Material Adverse Effect.

          (xxi) Sigma Designs is, and at the Closing Date will be, eligible to register securities for resale with the SEC under Form S-3 or any successor form thereto.

          (xxii) Neither Sigma Designs nor any of its subsidiaries is currently in default under or in violation of (i) any indenture, loan, credit agreement, or any other agreement or instrument by which it is bound (except as further described in the last sentence of this paragraph), (ii) any order of any court, arbitrator or governmental body or (iii) any statute, rule or regulation of any governmental authority, except in the case of both (i) and (ii) as does not have a Material Adverse Effect. Sigma Designs' bank loans are subject to certain covenants relating to profitability and financial ratios. Sigma Designs did not meet the profitability covenant for the fiscal quarter ended October 31, 1998; however, Sigma Designs has obtained a waiver from the bank for the fiscal quarter ended October 31, 1998 releasing Sigma Designs from meeting the profitability covenant. There is no assurance that such waiver will be granted for future fiscal quarters in the event that Sigma Designs reports net losses.

     4.      LEGENDS.

     Each certificate evidencing the Preferred Stock, the Warrants and the Shares shall bear a legend in substantially the following form:

          "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT" OR THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO A TRANSACTION WHICH, IN AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SIGMA DESIGNS, IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION."

     Upon conversion of the Preferred Stock and the exercise of the Warrants, Sigma Designs shall issue a Common Stock certificate without such legend to the holder of such shares if and to the extent that (a) the SEC has declared a registration statement effective under which such Common Stock is sold or (b) such holder has provided Sigma Designs with an opinion of counsel reasonably acceptable to Sigma Designs to the effect that a public sale or a transfer of such security may be made without registration under the Securities Act, or (c) such holder has provided Sigma Designs with reasonable assurances that such security can be sold free of any volume limitations pursuant to Rule 144 under the Securities Act (or a successor thereto).

     The certificates representing the Warrants, the shares of Preferred Stock and underlying Common Stock shall also bear any other legends required by applicable federal or state securities laws, which legends shall be removed when not required in accordance with this
Section 4.

     5.      COVENANTS.

                  (i) Each party shall use its reasonable best efforts timely to satisfy each of the conditions to be satisfied by it as provided in this Agreement.

                  (ii) Sigma Designs agrees to file a Form D with respect to the Preferred Stock, the Warrants and the Shares as required under Regulation D. Sigma Designs shall, on or before the Closing Date, take such action as Sigma Designs shall reasonably determine is necessary to qualify the Preferred Stock, the Warrants, and the Shares or obtain exemption for the Preferred Stock, the Warrants, and the Shares, for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States.

                  (iii) Until the earlier of (i) the date as of which the Buyers may sell all of the Shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act (or successor thereto), or (ii) the date on which (A) the Buyers shall have sold all the Shares and (B) none of the Preferred Stock or Warrants is outstanding (the "Registration Period"), Sigma Designs shall file all reports required to be filed with the SEC pursuant to the Exchange Act of 1934, as amended (the "Exchange Act"), and Sigma Designs shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

                  (iv) Sigma Designs shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 150% of the number of shares of Common Stock needed to provide for the issuance of the Shares.

                  (v) Sigma Designs shall promptly secure the listing of the Shares upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed
(subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Shares from time to time issuable upon conversion of the Preferred Stock and exercise of the Warrants. Sigma Designs shall maintain the Common Stock's authorization for quotation in the over-the counter market.
Sigma Designs shall promptly provide to each Buyer copies of any notices it receives regarding the continued eligibility of the Common Stock for trading in the over-the-counter market.

                  (vi) Unless Sigma Designs otherwise consents in writing, each Buyer shall take such action as may be required so that all of the Preferred Stock owned by such Buyer is voted in accordance with the recommendation of the Board of Directors of Sigma Designs on all matters to be voted on by holders of Sigma Designs' outstanding Preferred Stock (including any matters requiring a class vote of the outstanding
Preferred Stock) in not less than the same proportion as the votes cast by holders of Sigma Designs' outstanding Common Stock with respect to such matters. Each Buyer, as a holder of shares of Sigma Designs'
Preferred Stock shall be present, in person or by proxy, at all meetings of shareholders of Sigma Designs, so that all shares of Sigma Designs' outstanding Preferred Stock beneficially owned by the Buyer may be counted for the purposes of determining the presence of a quorum at such meetings.

     6. TRANSFER AGENT INSTRUCTIONS. Sigma Designs shall issue irrevocable instructions to its transfer agent to issue certificates, registered in the name of each Buyer, for the Shares in such amounts as specified from time to time by the Buyers to Sigma Designs upon conversion of the Preferred Stock or exercise of the Warrants (the "Irrevocable Transfer Agent Instructions"). Prior to registration of the Shares under the Securities Act, all such certificates shall bear the restrictive legend specified in Section 4 of this Agreement. Sigma Designs warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 6, and stop transfer instructions to give effect to Section 4 hereof (in the case of the Shares, prior to registration of such shares under the Securities Act) will be given by Sigma Designs to its transfer agent and that the Preferred Stock, the Warrants, and the Shares shall otherwise be freely transferable on the books and records of Sigma Designs as and to the extent provided in this Agreement, the Registration Rights Agreement, the Warrants and applicable laws, including securities laws. Nothing in this
Section 6 shall affect in any way the Buyers' obligations and agreement to comply with all applicable securities laws upon resale of the Preferred Stock, the Warrants, or the Shares. If either (a) a Buyer provides Sigma Designs with an opinion of counsel, reasonably satisfactory in form and substance to Sigma Designs, that registration of a resale by such Buyer of any of the Preferred Stock, the Warrant, or Shares is not required under the Securities Act or (b) the Shares held by such Buyer are registered under the Securities Act, Sigma Designs shall permit the transfer, and, in the case of the Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Buyer.

     7. CLOSING. Share certificates shall be delivered to Buyers and the funds therefor shall be delivered to Sigma Designs on January 22, 1999 (the "Closing") or such later date as each of the conditions set forth in Paragraph 8 and 9 shall have been satisfied or waived, or at such time to be mutually agreed.

     8. CONDITIONS TO CLOSING OF BUYERS. The Buyers' obligations to purchase the Preferred Stock and the Warrants at the Closing are, at the option of each Buyer, subject to the fulfillment on or prior to the Closing Date of each of the following conditions, each of which may be waived by each Buyer in its sole discretion:

                  (i) Delivery of certificate(s) representing the Preferred Stock as described in Paragraph 1(ii) hereto and a Warrant as described in Paragraph 1(iv) hereto,

                  (ii) Delivery of an opinion of counsel to Sigma Designs in substantially the form attached hereto as Exhibit D; and

                  (iii) Sigma Designs and Buyers shall have entered into a Registration Rights Agreement substantially in the form of Exhibit E hereto.

     9. CONDITIONS TO CLOSING OF SIGMA DESIGNS. The obligation of Sigma Designs to sell and issue the Preferred Stock and the Warrants at the Closing is, at the option of Sigma Designs, subject to the fulfillment of the following conditions, each of which may be waived by Sigma Designs in its sole discretion:

                  (i) Delivery into escrow or otherwise as agreed between Buyers and Sigma Designs by Buyers of the amount set forth in Paragraph 1 hereof.

                  (ii) Sigma Designs and Buyers shall have entered into a Registration Rights Agreement substantially in the form of Exhibit E hereto.

                  (iii) The Certificate of Determination shall have been filed with the Secretary of State of the State of California.

                  (iv) All of the outstanding shares of Sigma Designs' Series B Preferred Stock shall have been repurchased or converted into Common Stock.

     10. EXPENSES. Sigma Designs and the Buyers shall each bear their own expenses and legal fees with respect to this Agreement and the transactions contemplated hereby.

     11. GOVERNING LAW; INTERPRETATION. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the provisions governing the conflict of laws. The parties jointly consent to personal jurisdiction in any state or federal court located in the State of California, waive any objection as to jurisdiction or venue, and agree not to assert any defense based on lack of jurisdiction or venue. Facsimile signatures of this agreement shall be binding on all parties hereto.

     12. CONVERSION. (a) Sigma Designs shall use its reasonable best efforts to issue and deliver to each Buyer a certificate or certificates for the number of Common Stock to which such Buyer shall be entitled within five (5) business days after such Buyer has fulfilled all conditions required for conversion as set forth in this Agreement and in the Certificate of Determination (the "Deadline").
(b) Sigma Designs agrees that, in addition to any other remedies which may be available to a Buyer requesting conversion of its Preferred Stock, in the event Sigma Designs fails for any reason to effect delivery to such Buyer of certificates representing Common Stock within five (5) business days following receipt by Sigma Designs of a notice of conversion, such Buyer may, at its sole election, revoke the notice of conversion by delivering a notice of such effect to Sigma Designs, whereupon Sigma Designs and such Buyer shall each be restored to their respective positions immediately prior to delivery of such notice of conversion.

     13. NOTICE. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon delivery to the party to be notified in person or upon delivery by courier service or upon delivery after deposit with the United States mail, by registered or certified mail, postage prepaid, or upon receipt by the party of a facsimile copy, addressed (a) if to a Buyer, at such Buyer's address set forth in Exhibit A, or at such other address as such Buyer shall have furnished to Sigma Designs in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished Sigma Designs in writing, or, until any such holder so furnishes an address to Sigma Designs, then to and at the address of the last holder of such Shares who has so furnished an address to Sigma Designs, or (c) if to Sigma Designs, one copy should be sent to at 46501 Landing Parkway, Fremont, CA 94538, and addressed to the attention of the Corporate Secretary, or at such other address as Sigma Designs shall have furnished to the Buyers.

     14. ARBITRATION; REMEDIES. Any dispute that arises between the parties to this Agreement shall first be submitted for resolution to arbitration under the rules of the American Arbitration Association of Santa Clara County, California. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach will be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief that a remedy at law would be adequate is waived.

     15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Buyers, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
                [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                                  SIGMA DESIGNS, INC.
                                  By:
                                    Thinh Q. Tran
                                    Chairman and Chief Executive Officer


                                  PREFERRED HARDWARE DISTRIBUTORS, INC.

                                  By:
                                    Walter Huang
                                    President


                                  JFIC Inc.
                                  By:
                                    Howard Chan
                                    President


                                  MULTIVENTURE TECHNOLOGIES, INC.
                                  By:
                                    James Mah
                                    Chief Executive Officer

                  [SUBSCRIPTION AGREEMENT SIGNATURE PAGE]

                                     S-1














                                   Exhibit A

                              Schedule of Buyers

                                                A          B          C
                                            ---------- ---------- ----------
                                                       Number of
                                            Aggregate  Shares of  Number of
                                            Purchase   Preferred   Warrant
             Name of Purchaser                Price      Stock      Shares
 ----------------------------------------- ---------- ---------- ----------
1.  Preferred Hardware  Distributors, Inc.   $500,000        500     25,000

2.  JFIC, Inc.                               $500,000        500     25,000

3.  Multiventure Technologies,  Inc.         $100,000        100      5,000

4.  Jason Chan                               $100,000        100      5,000

        Address of Purchasers
 -----------------------------------------

Preferred Hardware Distributors, Inc.
Mailing Address:        c/o Mitsuba Southeast, Inc.
                        4775 River Green Parkway
                        Duluth, GA  30096
                        Attention:  Walter Huang, President
                        Fax Number:     770-622-1680


JFIC Inc.
Mailing Address:        c/o Utobia Corp
                        111 N. Hudson Avenue
                        Industry, CA  91744
                        Attention: Howard Chan, President
                        Fax Number:     626-855-5072


Multiventure Technologies, Inc.
Mailing Address:        c/o Multiventure International, Inc.
                        20370 Town Center Lane, Suite 150
                        Cupertino, CA  95014
                        Attention:  James Mah, CEO
                        Fax Number:     408-255-0439


Jason Chan
Mailing Address:        15961 Viewfield Road
                        Monte Sereno, CA 95030
                        Fax Number:510-770-2640






                                  Exhibit B
              (Certificate of Determination - See Exhibit 3.1)






















































                                  Exhibit C
                       (Form of Warrant See Exhibit 4.3)






















































                                  Exhibit D
                              January 22, 1999

To the Purchasers Listed in Exhibit A
to the Sigma Designs, Inc.
Series C Preferred Stock Subscription
Agreement Dated as of January 22, 1999

Ladies and Gentlemen:

     Reference is made to that certain Private Securities Subscription Agreement, dated as of January 22, 1999 (the "Subscription Agreement") by and among Sigma Designs, Inc., a California corporation (the "Company"), and the purchasers listed in Exhibit A to the Subscription Agreement (the "Investors"), which provides for the issuance by the Company to the Investors of up to 3,000 shares of Series C Preferred Stock of the Company, without par value (the "Series C Preferred Stock"). This opinion is rendered to you pursuant to Section 8(ii) of the Subscription Agreement, and all terms used herein have the meanings defined for them in the Subscription Agreement unless otherwise defined herein.

     We have acted as counsel for the Company in connection with the negotiation of the Subscription Agreement and the issuance of the Series C Preferred Stock. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion. In addition, we have examined originals or copies of documents, corporate records and other writings which we consider relevant for the purposes of this opinion. In such examination we have assumed the genuineness of all signatures on original documents, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

     As used in this opinion, the expression "to our knowledge,"
"known to us" or similar language with reference to matters of fact means that, after an examination of documents made available to us by the Company, and after inquiries of officers of the Company, but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expression "to our knowledge", "known to us" or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company solely in connection with the Subscription Agreement and the transactions contemplated thereby. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below.

     For purposes of this opinion, we are assuming that you have all requisite power and authority, and have taken any and all necessary corporate or partnership action, to execute and deliver the Subscription Agreement, and we are assuming that the representations and warranties made by the Investors in the Subscription Agreement and pursuant thereto are true and correct. We are also assuming that the Investors have purchased the Series C Preferred Stock for value, in good faith and without notice of any adverse claims within the meaning of the California Uniform Commercial Code.

     The opinions hereinafter expressed are subject to the following qualifications:

     (a) We express no opinion as to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally;

     (b) We express no opinion as to the effect of rules of law governing specific performance, liquidated damages, injunctive relief or other equitable remedies;

     (c) We express no opinion as to compliance with applicable anti-fraud provisions of federal or state securities laws;

     (d) We express no opinion as to the enforceability of the voting provisions of Section 5(vi) of the Subscription Agreement; and

     (e) We are members of the Bar of the State of California and we are not expressing any opinion as to any matter relating to the laws of any jurisdiction other than the laws of the United States of America and the laws of the State of California.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Series C Preferred Stock issued under the Subscription Agreement are validly issued, fully paid and nonassessable, free and clear of any liens, encumbrances, and preemptive rights or similar rights contained in the Company's Second Restated Articles of Incorporation or Bylaws;

     2. The Subscription Agreement has been duly authorized, and validly executed and delivered by the Company;

     3. The execution and delivery of the Subscription Agreement and the consummation of the issuance of the Series C Preferred Stock do not violate any provision of the Second Restated Articles of Incorporation or Bylaws of the Company, or, to our knowledge, any material indenture, mortgage, deed of trust or other material agreement or instrument listed as an Exhibit in the Company's most recent Form 10-K filed under the Securities Exchange Act of 1934, as amended, or, to our knowledge, any existing applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties or assets;

     4. No authorization, approval or consent of or filing with any federal, state or local governmental body of the United States is legally required for the issuance and sale of the Series C Preferred Stock as contemplated by the Subscription Agreement.

     This opinion is furnished to the Investors solely for their benefit in connection with the purchase of the Shares, and may not be relied upon by any other person without our prior written consent.

                                Very truly yours,

                                WILSON SONSINI GOODRICH & ROSATI

                                Professional Corporation
















































                               Exhibit E
        (Form of Registration Rights Agreement - See Exhibit 4.2)